                                                                      EXHIBIT D1



                SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

               This Second Amended and Restated Employment Agreement ("Agreement") effective as of the closing of the Stock Purchase Agreement, as defined below (the "Effective Date"), by and between CARROLS CORPORATION ("Employer"), a corporation organized under the laws of Delaware and whose address for the purposes of this agreement is 968 James Street, Syracuse, New York, 13217 and ALAN VITULI whose principal residence is Old Road, Windham, New York 12496 ("Employee"):

                              W I T N E S S E T H:

               WHEREAS, pursuant to the terms of an employment agreement dated January 1, 1995 between Employer and Employee as amended effective April 3, 1996 (together the "Prior Employment Agreement"), Employee has been and is presently employed by the Employer as its Chairman of the Board and Chief Executive Officer;

               WHEREAS, concurrently with the execution and delivery hereof, pursuant to a certain Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of February 25, 1997, among Carrols Holdings Corporation ("Holdings"), Atlantic Restaurants, Inc. ("ARI"), Bahrain International Bank (E.C.) (for the limited purposes set forth therein), Madison Dearborn Capital Partners, L.P. ("MD") and Madison Dearborn Capital Partners II, L.P. (together with MD, "MDCP"), MDCP has acquired from ARI and Holdings an aggregate of 566,667 shares of the outstanding common stock of Holdings on a fully diluted basis; and

               WHEREAS, as part of the transactions contemplated by the Stock Purchase Agreement, the parties thereto have agreed that Employer and Employee shall enter into this Agreement which shall supersede in its entirety the Prior Employment Agreement upon the terms and conditions set forth herein;

               NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and adequacy of which is mutually acknowledged, it is agreed by and between the parties as follows:

               1.     DEFINITIONS

               For purposes of this Agreement, unless the context requires otherwise, the following words and phrases shall have the meanings indicated below:

               "Change of Control" shall mean:

                      (a) The acquisition (other than from Holdings) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of

1934 (the "Exchange Act"), excluding for this purpose any employee benefit plan of Holdings or its subsidiaries which acquires beneficial ownership of voting securities of Holdings, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), of more than 50% of either the then outstanding shares of common stock or the combined voting power of Holdings' then outstanding voting securities entitled to vote generally in the election of directors;

                      (b)(1) Individuals who are elected as members of the new Board of Directors of Holdings (the "Incumbent Board") pursuant to the terms of the Stockholders Agreement executed in connection with the Stock Purchase Agreement thereto (the "Stockholders Agreement") cease for any reason to constitute at least a majority of the Board of Directors; provided that any person becoming a director on or after the effective date of the Stockholders Agreement whose election, or nomination for election by Holdings' shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of Directors of Holdings, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
Act) shall be for purposes of this Agreement, considered as though such person were a member of the Incumbent Board,

                      (b)(2) Notwithstanding the foregoing, paragraph (b)(1) above shall not apply to any change in the Incumbent Board during the period in which the Stockholders Agreement is in effect and a majority of the Board of Directors of Holdings is designated or otherwise appointed to serve on the Board of Directors under the provisions of such Stockholders Agreement;

                      (c) Approval and consummation of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the stockholders of Holdings immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of Holdings or of the sale of all or substantially all of the assets of Holdings; or

                      (d) Holdings ceases to own at least 50 percent of the Employer.

                      (e) A Change of Control shall not be deemed to have occurred as a result of any purchase or acquisition of shares of capital stock in Holdings by MDCP and its affiliates, ARI and its affiliates, or any combination thereof.

                      "Cause" shall mean: (i) the commission by the Employee of a felony; (ii) the unauthorized disclosure of confidential proprietary information of the Employer which disclosure the Employee knows or reasonably should have known would be reasonably likely to result in material damage to the Employer; (iii) the breach by the Employee of any material provision of this Agreement, which breach, if curable, is not remedied within thirty (30) days after the Employee's receipt of written notice thereof provided, however, that the Employer need not permit the Employee to cure any breach which has been the subject of a prior written notice; (iv) the engagement in material self dealing in breach of fiduciary duties with respect to the Employer's assets or properties unless disclosed to and approved by the disinterested members of the Board of Directors; (v) an act of gross misconduct in connection with the Employee's duties hereunder; or (vi) chronic alcohol or drug abuse rendering Employee incapable of carrying out his duties hereunder as determined in good faith by the Board of Directors continuing after the Employee is given a reasonable opportunity to obtain medical or other appropriate treatment or rehabilitation.

               "Good Reason" shall mean (i) the material failure of the Employer to comply with the provisions of this Agreement which failure shall not cease promptly and in no event more than thirty (30) days after the Employer's receipt of written notice from the Employee objecting to such conduct; (ii) any termination by the Employer of the Employee's employment other than as expressly permitted in this Agreement; or (iii) the assignment to Employee of duties and responsibilities materially inconsistent with those duties and responsibilities customarily assigned to individuals holding the position of Chairman and Chief Executive Officer of a company of comparable size or the substantial reduction by Employer of Employee's duties and responsibilities and, if curable, not remedied by Employer within 30 days after receipt of written notice.

               2.     REPRESENTATIONS AND WARRANTIES

               Employee represents and warrants that he is not subject to any restrictive covenants or other agreements or legal restrictions in favor of any person which would in any way preclude, inhibit, impair, limit or be violated by his employment by the Employer or the performance of his duties, as contemplated herein.

               3.     EMPLOYMENT

               The Employer hereby employs Employee and Employee accepts such employment as Chairman and Chief Executive Officer of the Employer. As its Chairman and Chief Executive Officer, Employee shall render such services to the Employer as are customarily rendered by the Chairman and Chief Executive Officer of comparable companies and as required by the articles and by-laws of the Employer. Employee accepts such employment and, consistent with fiduciary standards which exist between an employer and an employee shall perform and discharge the duties that may be assigned to him from time to time by the Employer in an efficient, trustworthy and businesslike manner. It is specifically agreed that nothing in this Agreement shall prohibit Employee from
(i) serving on corporate, civic or charitable boards or committees; (ii) engaging directly or indirectly, in activities with other public or private companies or ventures; or (iii) making investments in any capacity whatsoever, provided only that, such activities or any of them do not impair Employee's performance of his duties for the Employer.

               4.     PLACE OF EMPLOYMENT

               During the Term, the Employee shall render services where and as reasonably required by the Employer. In conformance with the foregoing and not in limitation thereof, Employee agrees to take such trips as shall be consistent with or reasonably necessary in connection with his duties. Employer will also maintain an office within ten (10) miles of the Employee's residence determined as of the date hereof and shall furnish the Employee both at the Employer's principal office and at such other location, which may include the Employee's residence, with an office and secretarial help and such other assistance, facilities and services consistent with Employee's position and necessary for the adequate performance of his duties.

               5.     TERM

               Subject to the provisions of Section 11 hereof, the term of this Agreement shall commence on the Effective Date and shall expire on the fourth anniversary of the date hereof (the "Initial Term"). This Agreement shall be automatically renewed for successive twelve (12) month periods on all the remaining terms and conditions set forth herein, unless either party elects not to renew this Agreement by giving written notice to the other at least ninety
(90) days before a scheduled expiration date. The Initial Term of this Agreement together with any such renewals are collectively referred to herein as the "Term."

               6.     COMPENSATION

                      (a) As compensation for all services rendered and to be rendered by Employee hereunder and the fulfillment by Employee of all of his obligations herein, the Employer shall pay Employee a base salary (the "Base Salary") at the rate of $400,000 for the first year of the Term payable in accordance with the Employer's customary payroll practices. Effective on each succeeding January 1 during the Term, the Employee's then current Base Salary shall be increased by a minimum of $25,000 or such greater amount as may be determined by the Compensation Committee of the Board in its sole discretion (the "Adjusted Base Salary").

                      (b) Employee will participate in the Executive Bonus Plan of the Employer. Notwithstanding any provision contained herein or in the Executive Bonus Plan to the contrary, no amendment to the Executive Bonus Plan shall have a material adverse impact on the Employee. If the Executive Bonus Plan is discontinued, the Employer agrees to establish a plan which will provide similar potential benefits to the Employee.

                      (c) Employee will also be eligible to participate in all phantom and/or actual stock option programs applicable to executive employees as determined by the Compensation Committee of the Board in its sole discretion. Employer granted Employee options in accordance with the provisions of the Carrols Holdings Corporation 1996 Long-Term Incentive Plan, the nonqualified stock option agreement related thereto and the Unvested Stock Option Agreement issued to Employee on ____________, 1997.

                      (d) The Employer shall deduct from the compensation described in (a), (b) and (c) above, any federal, state or city withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Employer pursuant to any federal, state or city laws, rules or regulations.

                      (e) Any compensation otherwise payable to the Employee pursuant to this Section in respect of any period during which the Employee is disabled (as contemplated in Section 11) shall be reduced by any amounts payable to the Employee for loss of earnings or the like under any insurance plan or policy the premiums for which are paid for in their entirety by the Employer.

               7.     STOCK PURCHASE

               As a condition of this Agreement, Employee has purchased 9,827 shares of common stock, $.01 par value per share, of Holdings at a purchase price of $101.7646 per share.

               8.     BUSINESS EXPENSES

                      (a) The Employer shall pay, on behalf of Employee, all dues to professional societies and other organizations as are customarily joined by individuals holding the position of Chairman and Chief Executive Officer of businesses similar to the Employer. The Employer will require and shall reimburse the Employee for his out of pocket cost of one complete physical examination per fiscal year of the Term.

                      (b) The Employer agrees that the Employee is authorized to incur reasonable expenses in the performance of his duties hereunder and agrees that all reasonable expenses incurred by Employee in the discharge and fulfillment of his duties for the Employer, as set forth in Section 3, will be promptly reimbursed or paid by the Employer upon written substantiation signed by Employee, itemizing said expenses and containing all applicable vouchers. Employee shall be entitled to receive prompt reimbursement for all reasonable travel and entertainment expenses and the costs of attending conferences and seminars, so long as such expenses relate to Employee's ability to serve the best interests of the Employer. In addition, within 30 days of the rendition of the applicable invoices, Employer shall reimburse Employee annually for the reasonable costs incurred by Employee in tax planning and tax return preparation in an annual amount not to exceed $5,000.

               9.     BENEFITS AND INSURANCE

                      (a) The Employer agrees that, during the Term, the Employee shall be insured under all insurance policies and shall receive all benefits under all pension and welfare benefit plans (including, without limitation group life, medical, major medical and disability insurance) that the Employer may maintain and keep in force during the Term of the Agreement for the benefit of the Employer's employees, subject to the terms, provisions and conditions of such pension and welfare benefit plans or insurance and the agreements with underwriters relating to same. In addition, Employer will provide medical and major medical insurance for Employee and his spouse during the Term and for the remainder of their respective lives and during such period such benefit shall also provide coverage to the Employee's eligible dependents, notwithstanding the termination of Employee's employment hereunder, whether voluntary or involuntary, or his Disability or death, consistent with the level and type of coverage provided to Employee by Employer's policy at March 1, 1996, provided however, that the provisions of this Section 9(a) will not require the Employer to continue post retirement or post employment medical coverage for the Employee or his spouse in the event the Employer terminates its post retirement and/or post employment coverage on a company-wide basis. In the event of such termination of coverage, the Employee shall be entitled to obtain a replacement policy consistent with the level and type of coverage described in the preceding sentence covering the Employee and his spouse and the Employer shall reimburse the Employee on an annual basis with respect to the cost of the same.

                      (b) ITT Hartford life insurance policy No. U01732239 (the "Policy"), owned by Shirley Vituli and Arthur Kunofsky as Trustees under the Alan Vituli Insurance Trust, dated June 22, 1989 (the "Owner"), which provides a death benefit of One Million Five Hundred Thousand Dollars ($1,500,000), is presently maintained by Employer pursuant to a Split-Dollar Insurance Agreement, dated July 1, 1995, as amended during April 1996 (the "Split-Dollar Agreement"). Employer acknowledges such agreement and agrees to be bound by its provisions, provided however, that the sum total of the Employer's outstanding premium payments shall be returned to the Employer from the proceeds of the cash value of the policy if surrendered during the Employee's lifetime, and in the event of Employee's death, the Employer shall be entitled to receive that portion of the death benefit in excess of $1,500,000 up to but not exceeding the sum total of the Employer's outstanding premium payments from the proceeds of the death benefit.

                      (c) Pursuant to the Split-Dollar Agreement, until the earlier to occur of Employee's 65th birthday or Employee's death, Employer shall, on or before the due date of each premium, make the premium payments on the Policy. Employer shall provide written proof of such payment to Employee within fifteen (15) days of the due date of the premium. If Employer shall fail to supply such proof, Employee shall be entitled to pay the premium and be reimbursed by Employer.

               10.    VACATION

               Employee shall be entitled to an aggregate of four (4) weeks paid vacation during each year of the Term at time or times reasonably agreeable to both the Employee and the Employer, it being understood that any portion of such vacation not taken in such year shall not be available to be taken during any other year.

               11.    TERMINATION; CHANGE OF CONTROL; DEATH; DISABILITY

                      (a) Subject to the provisions of this Agreement, either the Employer or the Employee may terminate the employment of the Employee after receipt of written notice by the other party hereto provided that all applicable cure periods have expired if Employer terminates the employment of Employee for Cause or Employee terminates his employment with Good Reason.

                      (b) If within six (6) months following a Change of Control occurring during the Term, the employment of the Employee hereunder is terminated without Cause, the

Employee shall be paid: (1) his accrued but unpaid Base Salary and vacation as of the date of termination; (2) all amounts previously deferred under the Executive Bonus Plan (together with any interest accrued thereon) and not yet paid by the Employer; (3) continue any and all benefits and insurance policies as required by Section 9 hereof and (4)(i) if such Change of Control occurs during the first two years of the Initial Term, a cash payment in an amount equal to 2.99 multiplied by the average of the sum of the Base Salary and the Annual Bonus paid or deferred in accordance with the Executive Bonus Plan in the five calendar years prior to the date of termination (the "Five-Year Compensation Average") or (ii) if such Change of Control occurs after the first two years of the Initial Term, a cash lump sum equal to the Base Salary actually paid to the Employee for the prior twelve (12) month period and any amounts payable under the Executive Bonus Plan, as and when such amounts are due and payable under the terms of the Executive Bonus Plan.

                      (c) If the Employer (1) during the Term enters into a binding written agreement to engage in a transaction which, if consummated, would result in a Change of Control; (2) such transaction is consummated within six (6) months after the last date of the Term; and (3) subsequent to entering into such agreement the Employer terminates employment of the Employee without Cause, the Employer shall pay to the Employee an amount equal to the payment set forth in Section 11(b) hereof.

                      (d) If the Employee terminates his employment pursuant to
Section 11(a) hereof without Good Reason or the Employer terminates the employment of the Employee hereunder for Cause, the Employer's only obligations hereunder shall be to pay to the Employee his accrued but unpaid Base Salary and vacation pay as of the date of termination plus any compensation or bonus payments previously deferred by the Employee under the Executive Bonus Plan (together with any interest accrued thereon) and not yet paid by the Employer and continue any and all such benefits and insurance policies as required by
Section 9 hereof. The Employee shall have no further obligation to perform services for the Employer.

                      (e) Other than in the case of Employee receiving benefits under paragraph (b) above following a Change of Control, if the Employer terminates employment of the Employee hereunder without Cause, or the Employee terminates for Good Reason, the Employer shall pay to the Employee (1) his accrued but unpaid Base Salary and vacation pay as of the date of termination;
(2) a cash payment in an amount equal to 2.99 multiplied by the Employee's Five Year Compensation Average; (3) all amounts previously deferred by the Employee under the Executive Bonus Plan (together with any interest accrued thereon) and not yet paid by the Employer; and (4) continue any and all such benefits and insurance policies as required by Section 9 hereof.

                      (f) If the Employee becomes physically or mentally disabled during the Term so that he is unable to perform the services required of him pursuant to this Agreement for a period of six (6) successive months, or an aggregate of six (6) months in any twelve (12) month period, the Employer may give the Employee written notice of its intention to terminate the services of the Employee hereunder. In such event, the Employee's employment with the Employer shall terminate effective on the thirtieth (30th) day after receipt of such notice by the

Employee (the "Disability Effective Date") provided the Employee shall not have returned to the performance of the Employee's duties. Subject to the provisions of Section 6(f), in the event the Employee's employment is terminated by reason of disability, the Employer's only obligations hereunder shall be (1) to continue the Base Salary, (at the rate in effect on the Disability Effective
Date) for a period of three (3) years from the Disability Effective Date; (2) to pay a pro rata portion of the Annual Bonus for the year in which the Employee's employment is terminated as and when such amounts are due and payable under the term of the Executive Bonus Plan; (3) to pay all amounts previously deferred under the Executive Bonus Plan together with any interest accrued thereon) as prescribed by the Employee; and (4) to continue any and all such benefits and insurance policies as required by Section 9 hereof.

                      (g) In the event of the Employee's death during the Term, the Employer shall pay to his spouse, if he is survived by a spouse, or if not, to the estate of the Employee, (1) the Employee's accrued and unpaid Base Salary (at the rate in effect on the date of death) as of the date of death; (2) a pro rata share of the Annual Bonus for the year of his death as and when such amounts are due and payable under the term of the Executive Bonus Plan; (3) all amounts previously deferred under the Executive Bonus Plan (together with any interest accrued thereon) and not yet paid by the Employer in the manner prescribed by the executor of the Employee's estate and (4) continue any and all such benefits and insurance policies as required by Section 9 hereof.

                      (h) If the Employer does not continue the Employee's employment upon expiration of the Initial Term, the only obligations of the Employer hereunder shall be to pay the Employee in a cash lump sum an amount equal to the Base Salary actually paid to the Employee for the prior twelve (12) month period and any amounts payable under the Executive Bonus Plan, as and when such amounts are due and payable under the terms of the Executive Bonus Plan, and to continue any and all such benefits and insurance policies as required by
Section 9 hereof.

                      (i) Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement or provided for the benefit of the Employee under any other plan or agreement of or with the Employer (each such payment or benefit, a "Payment," and such payments and benefits collectively, the "Payments"), would be subject to the excise tax imposed under Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties are hereinafter collectively referred to as the "Excise Tax"), the Payments shall be reduced if and to the extent necessary so that no Payment shall be subject to the Excise Tax. The Employer shall reduce or eliminate the Payments by first reducing or eliminating the payments due under Sections 11(b), 11(c) or 11(e) hereof, then by reducing or eliminating any other amounts payable in cash, and then by reducing or eliminating benefits which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the determination.

               12.    RESTRICTIVE COVENANTS

                      (a) During the Term of this Agreement and for a period of two years following termination of this Agreement, the Employee (i) will not violate or cause the Employer to violate the terms of any agreement, including any franchise agreement, which the Employer is obligated under, except with the express written consent of the duly empowered officer of the Employer or pursuant to an order of a court of competent jurisdiction; and (ii) divulge or use any confidential information the effect of which would be injurious to the Employer without the prior written consent of a duly empowered officer of the Employer. Employee shall have the right to approve the provisions of any such franchise agreement which restricts Employee's future employment or business interests. During the Term of this Agreement and for a period of two years following termination of Employee's employment hereunder, the Employee will not solicit or employ any person, who was employed by the Employer within six months prior to the termination of Employee's employment, in any business in which Employee has a material interest, direct or indirect, as an officer, partner, shareholder or beneficial owner. The preceding sentence shall not prohibit the Employee from hiring (i) the individual who is the general counsel of the Employer as of the date of the closing of the Stock Purchase Agreement at any time, or (ii) any person whose employment is terminated involuntarily by the Employer during the Term or at any time thereafter provided that such hiring shall not occur until after the Employee's termination of employment hereunder.

                      (b) During the Term of employment and for a period of two
(2) years after the termination of the Employee's employment hereunder, Employee will not in the Area (as defined in Section 12 (c) below) either directly or indirectly engage in one or more of the following with any Burger King franchisee: the acquisition of, financing of, providing of advice or consulting services to, or ownership of the operations of a franchised Burger King restaurant, as an employee, officer, consultant, independent contractor, partner or shareholder. This shall not prevent Employee from engaging in any activity related to the acquisition or ownership of the business of Burger King Corporation or any other business activity other than that described in this
Section 12(b). In addition, this restriction shall not prevent Employee from making a passive investment in real estate to be used by Burger King Corporation or any other fast food restaurants.

                      (c) For purposes of this Agreement, Area shall mean the continental United States, Puerto Rico and Canada.

                      (d) The parties hereto, recognizing that irreparable injury will result to the Employer, its business and property in the event of the Employee's breach of this Employee covenant and non-competition provision, agree that in the event of any such breach by the Employee, the Employer will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by the Employee, the Employee's partners, agents, servants, employers, employees, and all persons acting for or with the Employee. Employee represents and admits that (i) in the event of termination of this Agreement, Employee's experience and capabilities are such that Employee can obtain employment in a business engaged in other lines and/or of a different nature than the business of the Employer, and that the enforcement of a remedy by way of injunction will not prevent the Employee from earning a livelihood, (ii) this Employee covenant and non-competition provision was entered into in connection with the Employee's sale of his ownership interest in Holdings and in the absence of this provision the sale would not have been consummated and (iii) this amendment and restatement of the Prior Employment Agreement shall not eliminate or in any way reduce the Employee's obligations under the provisions of this Section 12 which shall remain in full force and effect.

               13.    INDEMNIFICATION

               To the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented ("Section 145") and Article Ninth of the Employer's certificate of incorporation, Employer shall indemnify Employee and hold him harmless from and against any and all of the expenses, liabilities or other matters referred to or covered in said section and certificate of incorporation (collectively, "Liabilities") if any of such Liabilities are incurred or suffered by Employee as a result of, arising out of or in connection with his employment by the Employer provided however, that the Employee acknowledges that he is not entitled to the indemnity referred to above (either as set forth in the Employer's By-laws or in this Agreement), to the extent a dispute arises between the Employer and the Employee with respect to his conduct as an Employee, or any claim that may arise either directly or indirectly with respect to the breach of any terms and conditions of this Agreement. In addition to the indemnification, as provided in Section 145, the Employer shall advance expenses, including reasonable attorneys' fees, of Employee. The indemnification and advancement of expenses provided for herein shall continue after Employee has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of Employee.

               14.    BINDING EFFECT

               This Agreement shall inure to the benefit of and be binding upon the Employer and its successors. The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place or with or into which the Employer may consolidate or merge. Employee agrees that this Agreement is personal to him and may not be assigned by him otherwise than by will or laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal representatives.

               15.    MISCELLANEOUS

                      (a) If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

                      (b) This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby shall be construed and enforced in accordance with the laws of New York applicable to contracts made and fully to be performed therein, and without giving effect to any rules of conflicts of law.

                      (c) All notices, requests, demands, and other communications provided for hereunder shall be in writing and shall be given or made when (i) delivered personally; (ii) three (3) business days following mailing by first class postage prepaid, registered or certified mail, return receipt requested, to the party to be notified at its or his address set forth herein; or (iii) on the date sent by telecopier, if the addressee has compatible receiving equipment and provided the transmittal is made on a business day during the hours of 9:00 a.m. to 6:00 p.m. of the receiving party and if sent at other times, on the immediately succeeding business day, or (iv) on the first business day immediately succeeding delivery to an express overnight carrier for the next business day delivery.

                      (d) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each party shall deliver such further instruments and take such further action as may be reasonably requested by the other in order to carry out the provisions and purposes of this Agreement. This Agreement represents the entire understanding of the parties with reference to the subject matter hereof, supersedes in its entirety the provisions of the Prior Employment Agreement, and neither this Agreement nor any provisions hereof may be modified, discharged or terminated except by an agreement in writing signed by the party against whom the enforcement of any waiver, charge, discharge or termination is sought. Any waiver by either party of a breach of any provision of this Agreement must be in writing and no waiver of a particular breach shall operate as or be construed as waiver of any subsequent breach thereof.

               IN WITNESSETH WHEREOF, the parties hereto have executed and have caused this Second Amended and Restated Employment Agreement to be executed as of ___________, 1997.

                                            CARROLS CORPORATION


                                            By:
                                               --------------------------------
                                               Name:
                                               Title


                                            -----------------------------------
                                            ALAN VITULI